                          CALMAR INC. AND SUBSIDIARIES

                                  EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                                       Year Ended December 31,
                                                                  ------------------------------------------------------------------



                                                                       1992          1993          1994          1995          1996
                                                                       ----          ----          ----          ----          ----
Loss before income taxes, extraordinary item,
     and cumulative effect of accounting change (1)                ($ 9,509)     ($18,977)     ($ 8,174)     ($ 5,349)     ($ 3,612)
                                                                   --------      --------      --------      --------      --------

Interest expense                                                     27,605        28,277        27,788        27,265        24,487

Amortization of debt expense                                          1,015         1,170         1,274         1,146           955

Portion of rental expense representing interest                         196           169           146           114           118
                                                                   --------      --------      --------      --------      --------

Total fixed charges                                                  28,816        29,616        29,208        28,525        25,560
                                                                   --------      --------      --------      --------      --------

Total earnings before fixed charges                                $ 19,307      $ 10,639      $ 21,034      $ 23,176      $ 21,948
                                                                   ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                                       --            --            --            --            --
                                                                   ========      ========      ========      ========      ========

Deficiency of earnings to cover fixed charges                      ($ 9,509)     ($18,977)     ($ 8,174)     ($ 5,349)     ($ 3,612)
                                                                   ========      ========      ========      ========      ========

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(1)      Excludes equity in loss of unconsolidated subsidiary of $123,000 for the year ended December 31, 1992.